Exhibit 99.1

Frances Allen Named Brand President of Jack in the Box® Restaurants

SAN DIEGO--(BUSINESS WIRE)--September 4, 2014--Jack in the Box Inc. (NASDAQ: JACK) today announced that Frances Allen will join the company as President of the Jack in the Box® restaurant brand, effective October 27. Allen has more than 30 years of branding and marketing experience, including senior leadership roles at such major organizations as Denny’s, Dunkin’ Brands, Sony Ericsson Mobile Communications, PepsiCo and Frito-Lay.

“We’re excited that Frances has agreed to lead the Jack in the Box brand,” said Lenny Comma, Jack in the Box Inc. Chairman and Chief Executive Officer. “Frances is a proven leader whose management style will be a great fit with the Jack in the Box culture. She has extensive experience in strengthening the brand positioning of several major retail and foodservice brands, and I’m looking forward to her contributions at Jack in the Box.

“With Frances overseeing Jack in the Box and Tim Casey leading our Qdoba Mexican Grill® brand, the senior leadership team at the company is set. I have every confidence in our ability to continue effectively growing our brands and positioning Jack in the Box and Qdoba, as well as the overall enterprise, for continued success in the years ahead.”

Allen will leave her current position as Executive Vice President and Chief Brand Officer at Denny’s Corporation to take the new role at Jack in the Box. She joined Denny’s in 2010 as EVP and Chief Marketing Officer with responsibility for developing and executing marketing strategies across the Denny’s brand. When Allen was promoted to Chief Brand Officer in 2013, she assumed additional responsibility for product development and oversaw Denny’s non-traditional restaurant development, including locations at college campuses, airports and military installations.

From 2007 to 2009, Allen was Chief Marketing Officer of Dunkin’ Brands and was responsible for category management, including price, packaging and promotion, for more than 6,000 Dunkin’ Donut stores in the U.S. From 2004 to 2007, Allen was Vice President of Marketing, North America at Sony Ericsson Mobile Communications, a multinational mobile phone manufacturing company headquartered in London, and from 1998 to 2004, she held several positions at PepsiCo, most recently as Vice President of Marketing. Allen began her career in 1983 at a London-based advertising agency, Benton & Bowles, which subsequently became D’Arcy Masius Benton & Bowles (DMB&B). She held several positions with that agency, most recently as Senior Vice President, Worldwide Account Director. In 1997, Allen joined Frito-Lay as Director of International Advertising. Allen is a graduate of Southampton University in Hants, United Kingdom.

Allen said, “I am honored to be offered the opportunity to lead this terrific American brand along with the dedicated employees and franchisees who have made the brand what it is today, and excited to join the very talented management team at Jack in the Box Inc.”

When Allen joins Jack in the Box, Comma will relinquish the additional title of President that he’s held since May 2012, but he will continue serving as Chairman and CEO of the company, positions he has held since January 2014.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,250 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investors:
Carol DiRaimo, 858-571-2407
or
Media:
Brian Luscomb, 858-571-2291